Exhibit 10.4

SAGENT PHARMACEUTICALS, INC.

CHANGE OF CONTROL SEVERANCE PLAN

INTRODUCTION

The purpose of the Plan is to enable the Employer to offer certain protections to individuals who are employees of the Employer immediately prior to a Change of Control if their employment with the Employer is terminated by the Employer without Cause (excluding death or Disability) or by the Participant for Good Reason, in each case, occurring at any time during the period commencing on the date of the Change of Control and ending on the twelve (12) month anniversary thereof. Accordingly, to accomplish this purpose, the Board has adopted the Plan, to be effective as of the Effective Date.

Unless otherwise expressly provided in Section 2.3 hereof or unless otherwise agreed to in writing between the Company and a Participant on or following the Change of Control, Participants covered by the Plan shall not be eligible to participate in any other severance or termination plan, policy or practice of the Employer that would otherwise apply under the circumstances described herein during the twelve (12) month period following a Change of Control. The Plan is intended to fall within the definition of an “employee welfare benefit plan” under Section 3(1) of ERISA. Important administrative provisions of (and information about) the Plan and important information about a Participant’s rights under the Plan and applicable law are contained in Article VIII hereof. This document shall constitute both the Plan document and summary plan description and shall be distributed to Participants in this form. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I hereof.

ARTICLE I

DEFINITIONS

For purposes of the Plan, capitalized terms and phrases used herein shall have the meanings ascribed in this Article I.

1.1 “Accrued Obligations” shall have the meaning set forth in Section 2.2(a) hereof.

1.2 “Affiliate” shall mean (i) any subsidiary corporation of the Company (or its successors) within the meaning of Section 424(f) of the Code, (ii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company (or its successors), (iii) any entity in control of or under common control with the Company or (iv) any other entity (including its successors) which is designated as an Affiliate by the Board.

1.3 “Base Salary” shall mean a Participant’s annual base compensation rate for services paid by the Employer to the Participant at the time immediately prior to the Participant’s termination of employment, as reflected in the Employer’s payroll records or, if higher, the Participant’s annual base compensation rate immediately prior to the Change of Control. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation, or any other additional compensation, but shall include amounts reduced pursuant to a Participant’s salary reduction agreement under Section 125, 132(f)(4) or 401(k) of the Code, if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.

1.4 “Board” shall mean the Board of Directors of the Company.

1.5 “Cause” shall mean the occurrence of any of the following as determined by the Board: (i) the Participant’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (ii) the Participant’s willful and continued failure to substantially perform his essential job functions hereunder after receipt of written notice from the Company that specifically identifies the manner in which the Participant has substantially failed to perform his essential job functions and specifying the manner in which the Participant may substantially perform his essential job functions in the future; (iii) a material act of fraud or willful and material misconduct with respect, in each case, to the Company, by the Participant; (iv) a willful and material breach of any restrictive covenants to which the Participant is subject to; or (v) a willful and material violation of a material policy of the Company. For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Anything herein to the contrary notwithstanding, the Participant shall not be terminated for “Cause” hereunder unless (A) written notice stating the basis for the termination is provided to the Participant, (B) as to clauses (ii), (iii), (iv) or (v) of this paragraph, the Participant is given 30 days to cure the neglect or conduct that is the basis of such claim (it being understood that any errors in expense reimbursement may be cured by repayment), (C) if the Participant fails to cure such neglect or conduct, the Participant has an opportunity to be heard with counsel before the full Board prior to any vote regarding the existence of Cause and (D) there is a vote of a majority of the members of the Board to terminate the Participant for Cause.

1.6 “Change of Control” means the consummation of the first transaction following the Effective Date, whether in a single transaction or in a series of related transactions, pursuant to which (a) any “person” (as such terms is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 14(d)(d) of the Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 30% of the Voting Stock of the Company (excluding acquisitions pursuant to a Business Combination (as defined below) that is not considered to be a Change of Control under clause (e) below; (b) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director (excluding any person who received such support in connection with the settlement of a proxy contest); (c) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (d) the Company transfers all or substantially all of its assets or business (unless the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (e) any merger, reorganization, consolidation or similar transaction (a “Business Combination”) unless, immediately after consummation of such Business Combination, (A) the shareholders of the Company immediately prior to the Business Combination hold, directly or indirectly, more than 50% of the Voting Stock of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation, and (B) no person or group beneficially owns more than 30% of the Voting Stock of the Company or the ultimate parent company of the Company if the Company is a subsidiary of partner corporation. For purposes of this Change of Control definition, the “Company” shall include any entity that succeeds to all or substantially all of the business of the Company and “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation. Solely to the extent necessary to avoid a violation of Code Section 409A, “Change of Control” shall be limited to a “change in control event” as defined under Code Section 409A.

1.7 “COBRA” shall mean Part 6 of Subtitle I of ERISA, Section 4980B of the Code, and any similar state law.

1.8 “Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder.

1.9 “Code Section 409A” shall mean Section 409A of the Code together with the treasury regulations and other official guidance promulgated thereunder.

1.10 “Company” shall mean Sagent Pharmaceuticals, Inc., a Delaware corporation, and any of its successors as provided in Article VI hereof.

1.11 “Company Confidential Information” shall have the meaning set forth in the closing paragraph of Section 2.6 hereof.

1.12 “Disability” shall mean a Participant’s disability that would qualify as such under the Employer’s long-term disability plan without regard to any waiting periods set forth in such plan.

1.13 “Effective Date” shall mean the date of the Plan’s adoption by the Board (which occurred on February 18, 2015).

1.14 “Employer” shall mean the Company and its Affiliates.

1.15 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.16 “Good Reason” shall mean unless otherwise agreed to in writing by the Participant, (i) any reduction in the Participant’s Base Salary or target bonus or (ii) a relocation by the Company of the Participant’s primary place of employment to a location more than 50 miles further from the Participant’s primary residence than the current location of the Participant’s primary place of employment. In order to invoke a termination for Good Reason, the Participant must terminate his employment, if at all, within 60 days of the occurrence of any event of “Good Reason.”

1.17 “Non-Solicitation Period” shall have the meaning set forth in the closing paragraph of Section 2.6 hereof.

1.18 “Participant” shall mean an individual as specified on Exhibit A who was an employee of the Employer immediately prior to the Change of Control and who becomes an employee of the successor entity as of the Change of Control other than (i) an employee covered by a collective bargaining agreement, (ii) a leased employee, (iii) a temporary or seasonal employee, (iv) an independent contractor or consultant, (v) an individual employed for a period of forty-five (45) calendar days or less, or (vi) an individual employed for less than twenty (20) hours per week.

1.19 “Plan” shall mean this Sagent Pharmaceuticals, Inc. Change of Control Severance Plan, as amended from time to time in accordance with the terms and conditions hereof.

1.20 “Release” shall have the meaning set forth in Section 2.5 hereof.

1.21 “Severance Benefits” shall have the meaning set forth in the introductory paragraph of Section 2.2 hereof.

ARTICLE II

SEVERANCE BENEFITS

2.1 Eligibility for Severance Benefits.

(a) Qualifying Event. Upon a Participant’s termination of employment by the Employer without Cause (excluding death or Disability) or by the Participant for Good Reason, in each case, occurring at any time during the period commencing on the date of the Change of Control and ending on the twelve (12) month anniversary thereof, then, subject to the provisions of Section 2.3 hereof and Sections 2.5 through 2.7 hereof, the Employer shall pay or provide the Participant with the Severance Benefits.

(b) Non-Qualifying Events. Unless otherwise provided by the Board at the time of termination, a Participant shall not be entitled to the Severance Benefits if the Participant’s employment is terminated (i) by the Employer for Cause, (ii) by the Participant without Good Reason, (iii) on account of the Participant’s death or Disability, or (iv) for any reason other than as expressly specified in Section 2.1(a) hereof.

2.2 Amount of Severance Benefits. Subject to the provisions of Sections 2.3 through 2.7 hereof, and unless otherwise determined by the Board at the time of termination, in the event that a Participant becomes entitled to benefits pursuant to Section 2.1(a) hereof, the Employer shall pay or provide the Participant with the following benefits (collectively, the benefits described in Sections 2.2(b) through 2.2(d) hereof shall be referred to herein as the “Severance Benefits”):

(a) Accrued Obligations. The Employer shall pay to the Participant in a lump sum in cash within 30 days after the date of termination of employment the sum of (1) the Participant’s Base Salary through the date of termination to the extent not theretofore paid and (2) any other compensation or benefits to which the Participant is entitled (the sum of the amounts described in subclauses (1) and (2) herein shall be called the “Accrued Obligations”), which Accrued Obligations shall be in paid in accordance with the terms of the relevant arrangements and plans governing the Company’s compensation and benefits programs. For the sake of clarity, in the event of termination for Cause or due to a Participant’s death or Disability, the Employer shall pay to the Participant all Accrued Obligations, without any further obligations to the Participant.

(b) Salary. The Employer shall pay to the Participant in a lump sum in cash within 30 days after the date of termination of employment in an amount equal to the product of one (1) and the Participant’s Base Salary; provided, however, that such amount shall be paid in lieu of, and the Participant hereby waives the right to receive, any other amount of severance relating to salary or bonus continuation to be received by the Participant upon termination of employment of the Participant under any severance plan, policy or arrangement of the Company; provided further that, to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following such termination shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. Such payment of Base Salary shall be in lieu of any payments under any other severance or termination plan, policy or practice of the Employer, except as provided in Section 2.3 hereof, and shall be reduced (offset) by any statutory entitlements of the Participant (including notice of termination, termination pay and/or severance pay, but excluding statutory unemployment benefits), and any payments related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act of 1988 or similar state, local or foreign law.

(c) Equity. If, as of the date of a Change of Control which occurs during the employment period, the Participant is employed by the Company or one of its Affiliates, then as of such date, all outstanding equity-related awards held by the Participant shall immediately vest and all options, stock appreciation rights or similar awards shall remain exercisable for the balance of the original term of the award.

(d) Continued Health Coverage. Provided the Participant elects continued welfare coverage pursuant to COBRA, the Company shall pay during the period the Participant actually continues such coverage, but in any event not to exceed 12 months, the same percentage of the monthly premium costs for COBRA continuation coverage as it pays of the monthly premium costs for medical coverage for senior executives generally; provided that the Company may pay this amount by paying the Participant a monthly amount equal on an after-tax basis to such amount, subject to any amendment, substitution or termination of the applicable plans or programs of the Employer from time to time as applies to employees generally during the coverage period; provided that the Participant’s continued participation is possible under the general terms and provisions of the applicable plans or programs of the Employer.

2.3 Effect of Prior Agreements. If the Participant has an approved, executed agreement with the Employer that provides for specific severance in connection with a termination of employment which such agreement has not expired or been replaced prior to the termination of the Participant’s employment, such Participant shall not be entitled to receive any Severance Benefit under the Plan.

2.4 No Duty to Mitigate/Set-off. Except as provided in Section 2.2(d) hereof, no Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amount payable to the Participant by the Employer pursuant to the Plan and there shall be no offset against any amounts due to the Participant under the Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain or otherwise. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Employer may have against the Participant. In the event of the Participant’s breach of any provision hereunder, including, without limitation, Sections 2.5 (other than as it applies to a release of claims under the Age Discrimination in Employment Act, as amended), 2.6 and 2.7 hereof, the Company shall be entitled to recover any payments previously made to the Participant hereunder.

2.5 Release Required. The Participant agrees that, except for such other payments and benefits to which the Participant may be entitled as expressly provided by the terms of this Plan or any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Participant may make by reason of any such termination of his employment and that, as a condition to receiving any of the severance benefits under Section 2.2 (excepting the Accrued Obligations), the Participant must execute a release of claims substantially in the form attached hereto as Exhibit B (the “Release”), which shall be delivered to the Participant for execution within 5 business days of the date of termination. To be eligible for severance benefits, the Participant must execute and deliver the Release, and such Release must become irrevocable, within 60 days of the date of termination.

2.6 Restrictive Covenants. The Company and the Participant acknowledge and agree that during the Participant’s employment with the Company, the Participant will have access to and may assist in developing Company Confidential Information and will occupy a position of trust and confidence with respect to the Company’s affairs and business and the affairs and business of the Company Affiliates. The Participant agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Company Confidential Information and to protect the Company and the Company Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Participant that would result in serious adverse consequences for the Company and the Company Affiliates:

(a) Non-Disclosure. During and after the Participant’s employment with the Company, the Participant will not knowingly use, disclose or transfer any Company Confidential Information other than as authorized in writing by the Company or within the scope of the Participant’s duties with the Company as determined reasonably and in good faith by the

Participant. Anything herein to the contrary notwithstanding, the provisions of this Section 2.6(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Participant to disclose or make accessible any information; (ii) with respect to any other litigation, arbitration or mediation involving this Plan, including, but not limited to, the enforcement of this Plan; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Participant’s violation of this Section 2.6(a); (iv) as to information that is or becomes available to the Participant on a non-confidential basis from a source which is entitled to disclose it to the Participant; or (v) as to information that the Participant possessed prior to the commencement of employment with the Company.

(b) Materials. The Participant will not remove any Company Confidential Information or any other property of the Company or any Company Affiliate from the Company’s premises or make copies of such materials except for normal and customary use in the Company’s business as determined reasonably and in good faith by the Participant. The Company acknowledges that the Participant, in the ordinary course of the Participant’s duties, routinely uses and stores Company Confidential Information at home and other locations. The Participant will return to the Company all Company Confidential Information and copies thereof and all other property of the Company or any Company Affiliate at any time upon the request of the Company and in any event promptly after termination of Participant’s employment. The Participant agrees to attempt in good faith to identify and return to the Company any copies of any Company Confidential Information after the Participant ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 2.6 shall prevent the Participant from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.

(c) No Solicitation or Hiring of Employees. During the Non-Solicitation Period, the Participant shall not solicit, entice, persuade or induce any individual who is employed by the Company or the Company Affiliates (or who was so employed within 180 days prior to the Participant’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or the Company Affiliates, and the Participant shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Company agrees that (i) the Participant’s responding to an unsolicited request from any former employee of the Company for advice on employment matters; and (ii) the Participant’s responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee, shall not be deemed a violation of this Section 2.6(c)). Notwithstanding the foregoing, this Section 2.6(c) shall not preclude the Participant from soliciting for employment or hiring any person who has been discharged by the Company or any Company Affiliate without cause.

(d) Non-Solicitation.

(i) During the Non-Solicitation Period, the Participant shall not, directly or indirectly, (A) solicit or encourage any client or customer of the Company or a Company Affiliate, or any person or entity who was such a client or customer within 180 days prior to Participant’s action to terminate, reduce or alter in a manner adverse to the Company or the Company Affiliate, any existing business arrangements with the Company or a Company Affiliate or to transfer existing business from the Company or a Company Affiliate to any other person or entity, or (B) own an interest in any entity that competes with the Company or any direct or indirect subsidiary of the Company; provided, however, that Participant may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as the Participant’s direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity. The Participant agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Solicitation Period, the Participant will provide a copy of this Plan to such entity, and such entity shall acknowledge to the Company in writing that it has read this Plan. The Participant acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Participant has sufficient assets and skills to provide a livelihood for the Participant while such covenant remains in force and that, as a result of the foregoing, in the event that the Participant breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.

(ii) If the restrictions contained in Section 2.6(d)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 2.6(d)(i)) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(e) Publicity. During the Employment Period, the Participant hereby grants to the Company the right to use, in a reasonable and appropriate manner, the Participant’s name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Company or any Company Affiliate.

(f) Enforcement. The Participant acknowledges that in the event of any breach of this Section 2.6, the business interests of the Company and the Company Affiliates will be irreparably injured, the full extent of the damages to the Company and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and the Company Affiliates, and the Company will be entitled to enforce this Plan by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Participant expressly waives. The Participant understands that the Company may waive some of the requirements expressed in this Plan, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Plan. The Participant agrees that each of the Participant’s obligations specified in this Plan is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Plan. The Participant further agrees that any breach of this Plan by the Company prior to the date of termination shall not release the Participant from compliance with the Participant’s obligations under this Section 2.6, so along as the Company fully complies with Sections 2.2 and 4.7. The Company further agrees that any breach of this Plan by the Participant that does not result in the Participant’s being terminated for Cause, other than a willful (as defined in the definition of “Cause”) and material breach of Section 2.6(d)(i)) after the date of termination, shall not release the Company from compliance with its obligations under this Plan. Notwithstanding the foregoing two sentences, neither party shall be precluded from pursuing judicial remedies as a result of any such breaches.

For the purposes of this section, “Company Confidential Information” means information known to the Participant to constitute trade secrets or proprietary information belonging to the Company or other confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending lending transaction between the Company and an existing or pending client or customer (as the phrase “client or customer” is defined in Section 2.6(d)(i) hereof), in each case, received by the Participant in the course of his employment by the Company or in connection with his duties with the Company. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Participant’s employment with the Company, information publicly available or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Participant prior to his employment by the Company, shall not be considered Company Confidential Information; and “Non-Solicitation Period” means the period commencing on the Effective Date and ending twelve months after the earlier of the expiration of the Employment Period or the Participant’s date of termination.

2.7 Cooperation. By accepting the Severance Benefits hereunder, subject to the Participant’s other commitments, the Participant agrees to be reasonably available to cooperate with the Employer and provide information as to matters which the Participant was personally involved, or has information on, during the Participant’s employment with the Employer and which are or become the subject of litigation or other dispute.

ARTICLE III

UNFUNDED PLAN

The Plan shall be “unfunded” for the purposes of ERISA and the Code and the Severance Benefits shall be paid out of the general assets of the Employer as and when the Severance Benefits are payable under the Plan. All Participants shall be solely unsecured general creditors of the Employer. If the Employer decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Severance Benefits payable hereunder, or if the Employer decides in its sole discretion to fund a trust from which Plan benefits may be paid from time to time, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

ARTICLE IV

ADMINISTRATION OF THE PLAN

4.1 Plan Administrator. The general administration of the Plan on behalf of the Employer (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Board.

4.2 Reimbursement of Expenses. The Employer may, in its sole discretion, pay or reimburse the members of the Board for all reasonable expenses incurred in connection with their duties hereunder, including, without limitation, expenses of outside legal counsel.

4.3 Action by the Board. Decisions of the Board shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. Subject to the terms of the Plan and provided that the Board acts in good faith, the Board shall have complete authority to determine a Participant’s participation and the Severance Benefits under the Plan, to interpret and construe the provisions of the Plan, and to make decisions in all disputes involving the rights of any person interested in the Plan.

4.4 Delegation of Authority. Subject to the limitations of applicable law, the Board may delegate any and all of its powers and responsibilities hereunder to other persons by formal resolution filed with and accepted by the Board. Any such delegation shall not be effective until it is accepted by the Board and the persons designated and may be rescinded at any time by written notice from the Board to the person to whom the delegation is made.

4.5 Retention of Professional Assistance. The Board may employ such legal counsel, accountants and other persons as may be required in carrying out its duties in connection with the Plan.

4.6 Accounts and Records. The Board shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

4.7 Indemnification. The Board, its members and any person designated pursuant to Section 4.4 hereof shall not be liable for any action or determination made in good faith with respect to the Plan. The Employer shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Board and each director, officer and employee of the Employer for liabilities or expenses that they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud. In addition, during the employment period and thereafter, the Company agrees to indemnify and hold the Participant and the Participant’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Participant that arises out of or relates to the Participant’s service as an officer, director or employee, as the case may be, of the Company, or the Participant’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, both prior to and after the Effective Date, and to promptly advance to the Participant or the Participant’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Participant or on the Participant’s behalf to repay such amount if it shall ultimately be determined that the Participant is not entitled to be indemnified by the Company. During the employment period and thereafter, the Company also shall provide the Participant with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Participant has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Participant may request indemnity under this provision, the Participant will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Participant’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and the Participant will use reasonable efforts to cooperate with such defense. To the extent that the Participant in good faith determines that there is an actual or potential conflict of interest between the Company and the Participant in connection with the defense of a proceeding, the Participant shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Participant (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Participant’s separate defense. This Section 4.7 shall continue in effect after the termination of the Participant’s employment or the termination of this Plan.

ARTICLE V

AMENDMENT AND TERMINATION

Prior to a Change of Control, the Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan by action of the Board (or a duly authorized committee thereof) at any time, provided that in no event shall any amendment or termination in the twelve (12) period following a Change of Control adversely affect the rights of Participants hereunder without the prior written consent of the affected Participants. Notwithstanding the foregoing, the Plan shall terminate on the first day following the twelve (12) month anniversary of the Change of Control, provided that all obligations accrued by Participants prior to such termination of the Plan must be satisfied in full in accordance with the terms hereof.

ARTICLE VI

SUCCESSORS

For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company and such successors and assignees shall perform the

Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In the event that the surviving corporation in any transaction to which the Company is a party is a subsidiary of another corporation, the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the obligations of the Company under the Plan in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession or assignment had taken place. In such event, the term “Company,” as used in the Plan, shall mean the Company, as hereinbefore defined, and any successor or assignee (including the ultimate parent corporation) to the business or assets thereof which by reason hereof becomes bound by the terms and provisions of the Plan.

ARTICLE VII

MISCELLANEOUS

7.1 Minors and Incompetents. If the Board shall find that any person to whom any Severance Benefit is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any Severance Benefit due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, parent, or brother or sister, or to any person deemed by the Board to have incurred expense for such person otherwise entitled to Severance Benefits, in such manner and proportions as the Board may determine in its sole discretion. Any such payment of Severance Benefits shall be a complete discharge of the liabilities of the Employer and the Board under the Plan.

7.2 Limitation of Rights. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Employer as an employee in any other capacity or to interfere with the Employer’s right to discharge such Participant at any time for any reason whatsoever.

7.3 Payment Not Salary. Any Severance Benefit payable under the Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which the Participant may be entitled under any pension plan or other arrangement of the Employer maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

7.4 Severability. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision never existed.

7.5 Withholding. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligation it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company and/or the Employer shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company and/or the Employer to the Participant upon such terms and conditions as the Board may prescribe.

7.6 Non-Alienation of Benefits. The Severance Benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any Severance Benefit to be so subjected shall not be recognized.

7.7 Governing Law. To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of Delaware, without regard to the choice of law principles thereof.

7.8 Code Section 409A. The intent of the parties is that payments and benefits under this Plan comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. If the Participant notifies the Company (with specificity as to the reason therefor) that the Participant believes that any provision of this Plan (or of any award of compensation, including equity compensation or benefits) would cause the Participant to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Participant, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant by Code Section 409A or damages for failing to comply with Code Section 409A. With respect to any payment or benefit considered to be nonqualified deferred compensation under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Plan, if the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” of the Participant, and (B) the date of the Participant’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 7.8 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that reimbursements or other in-kind benefits under this Plan constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Participant, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

7.9 Non-Exclusivity. The adoption of the Plan by the Company shall not be construed as creating any limitations on the power of the Company to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application. Nothing in this Plan shall prevent of limit the Participant’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company of any of its Affiliates and for which the Participant may qualify, nor shall anything herein limit or reduce such rights as the Participant may have under any agreements with the Company or any of its Subsidiaries (although any such severance benefits will not be paid to the Participant in accordance with the Plan). Amounts which are vested benefits or which the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliates at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Plan.

7.10 Non-Employment. The Plan is not an agreement of employment and it shall not grant the Participant any rights of continued employment.

7.11 Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

7.12 Gender and Number. Whenever used in the Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

7.13 Communications. All announcements, notices and other communications regarding the Plan will be made by the Company in writing (whether in electronic form or otherwise). Except for written amendments to the Plan or official written communications issued by the Company in connection with the Plan, Participants in the Plan may not rely on any representation or statement made by the Employer or any of its officers, directors, employees or agents, whether written or oral, regarding such Participants’ participation in the Plan and any rights hereunder.

ARTICLE VIII

CLAIMS AND REVIEW PROCEDURE

8.1 Claims Procedure. Any Participant who has not received benefits under this Plan that he or she believes should be paid may make a claim for such benefits as follows:

(a) Initiation - Written Claim. The Participant shall initiate a claim by submitting to the Board a written claim for benefits.

(b) Timing of Board Response. The Board shall respond to the Participant within 90 days after receiving the claim. If the Board determines that special circumstances require additional time for processing the claim, the Board can extend the response period by an additional 90 days by notifying the Participant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Board expects to render its decision.

(c) Notice of Decision. If the Board denies part or all of the claim, the Board shall notify the Participant in writing of such denial. The Board shall write the notification in a manner calculated to be understood by the participant. The notification shall set forth:

(i) The specific reasons for the denial;

(ii) A reference to the specific provisions of the Plan on which the denial is based;

(iii) A description of any additional information or material necessary for the Participant to perfect the claim and an explanation of why it is needed;

(iv) An explanation of the Plan’s review procedures and the time limits applicable to such procedures;

(v) And a statement of the Participant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.2 Review Procedure. If the Board denies part or all of the claim, the Participant shall have the opportunity for a full and fair review by the Board of the denial, as follows:

(a) Initiation - Written Request. To initiate the review, the Participant, within 60 days after receiving the Board’s notice of denial, must file with the Board a written request for review.

(b) Additional Submissions - Information Access. The Participant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Board shall also provide the Participant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Participant’s claim for benefits.

(c) Considerations on Review. In consider the review, the Board shall take into account all materials and information the Participant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Timing of Board Response. The Board shall respond in writing to such Participant within 60 days after receiving the request for review. If the Board determines that special circumstances require additional time for processing the claim, the Board can extend the response period by an additional 60 days by notifying the Participant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Board expects to render its decision.

(e) Notice of Decision. If the Board denies part or all of the claim, the Board shall notify the Participant in writing of such denial. The Board shall write the notification in a manner calculated to be understood by the participant. The notification shall set forth:

(i) The specific reasons for the denial;

(ii) A reference to the specific provisions of the Plan on which the denial is based;

(iii) A statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Participant’s claim for benefits; and

(iv) A statement of the Participant’s right to bring a civil action under ERISA Section 502(a).

8.3 Plan Interpretation and Benefit Determination. The Board (or, where applicable, any duly authorized delegee of the Board) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other documents, and to decide all factual and legal matters arising in connection with the operation or administration of the Plan.

Without limiting the generality of the foregoing, the Board (or, where applicable, any duly authorized delegee of the Board) shall have the sole and absolute discretionary authority to:

(a) take all actions and make all decisions (including factual decisions) with respect to the eligibility for, and the amount of, benefits payable under the Plan;

(b) formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;

(c) decide questions, including legal or factual questions, relating to the calculation and payment of benefits, and all other determinations made, under the Plan;

(d) resolve and/or clarify any factual or other ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; and

(e) process, and approve or deny, benefit claims and rule on any benefit exclusions.

All determinations made by the Board (or, where applicable, any duly authorized delegee of the Board) with respect to any matter arising under the Plan shall be final and binding on the Employer, the Participant, any beneficiary, and all other parties affected thereby.

8.4 Notices. For purpose of this Plan, notices and all other communications provided for in this Plan or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at: Sagent Pharmaceuticals, Inc., 1901 N. Roselle Road, Suite 700, Schaumburg, IL 60195, Attention: Legal Department, with a copy to Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, Attention: George Stamas; and in the case of the Participant, to the Participant at the most recent address of the Participant that is set forth in the Company’s records.

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